PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated and effective as of August 25, 2014 (“Effective Date”), is made by and between SILVERADO SONOMA VINEYARDS,  LLC, a California limited liability company (“Seller”), and PINE RIDGE WINERY, LLC,  a  Delaware limited liability company, doing business as Crimson Wine Group, and/or its nominee (“Buyer”).

RECITALS

A. Seller owns that certain real property commonly known as 2801 Piner Road, Santa Rosa, California, and with Sonoma County Assessor’s Parcel Number 034-042-015, and more particularly described on Exhibit A attached hereto and incorporated herein (the “Land”).

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Property, as defined below, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

AGREEMENT

1. Purchase and Sale of the Property.

1.1 Sale and Transfer of the Property. Seller agrees to sell, assign, transfer, convey, and deliver to Buyer, and Buyer agrees to purchase from Seller, on and subject to the terms and conditions provided in this Agreement, the following:

(a) The Land;

(b) All improvements, buildings, structures, trees, fencing, gates, wells, irrigation, frost control, drainage and crop protection facilities, tanks, fixtures, landscaping, well pumps, water and wastewater disposal systems, and other improvements and fixtures placed, constructed, or installed on or affixed to the Land (collectively the “Improvements”);

(c) All of Seller’s right, title and interest in all trees, vines and other permanent plantings, whether mature or immature, now or hereafter growing on the Land, together with all trellises, wires, endposts, stakes and vineyard infrastructure relating thereto (collectively, the “Vineyard Assets”);

(d) All of Seller’s right, title and interest in any easements, rights of way, privileges, water rights, mineral rights, licenses, appurtenances and other rights and benefits of Seller belonging to or in any way related to the Land, including without limitation all rights associated with the water supply and wastewater systems (the “Appurtenances”);

(e) All of Seller’s right, title and interest in any permits, licenses or other governmental approvals, including without limitation all certificate(s) of occupancy, use 19849937 permits, use permit applications, building or equipment permits, consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority (generally “Entitlements”) that are transferable or assignable to the Buyer with respect to the Property;

(f) All of Seller’s right, title and interest in any water (surface and subsurface) rights and benefits relating to or appurtenant to the Land (“Water Rights”) including, without limitation, all rights of Seller in, to and under any and all water licenses and/or permits issued by the State Water Resources Control Board or any other governmental or quasi-governmental agency or board having jurisdiction over such rights;

(g) All contracts and agreements affecting the Land, as well as any rights arising under or related to those contracts and agreements, which Buyer agrees to assume (the “Assumed Contracts”).
(h) All of Seller’s right, title and interest in and to any and oil, gas, natural gas, and other mineral rights on or appurtenant to the Land (collectively, the “Mineral Rights”); and
(i) All names, trade names, trademarks and service marks, trade dress, and copyrights relating to the Property (collectively, the “Intellectual Property”).

The Land, the Improvements, the Vineyard Assets, the Appurtenances, the Entitlements, the Water Rights, the Assumed Contracts, the Mineral Rights, and the Intellectual Property are collectively referred to herein as the “Property.”

1.2 Purchase Price and Payment Terms. Buyer agrees to pay to Seller and Seller agrees to accept from Buyer, for the Property and the other undertakings and agreements set forth in this Agreement, the sum of Two Million Six Hundred Thousand Dollars ($2,600,000.00) (the “Purchase Price”).  Buyer shall tender the Purchase Price to Escrow Agent (as defined below) in all cash or cash equivalent at Closing.

1.3 Purchase Price and Allocation. Seller and Buyer agree that the only asset being acquired is the Property, and that the Purchase Price shall be allocated to the Property as shown on Schedule 1.3 attached hereto. Seller and Buyer will use the foregoing allocation in any reports to any state, federal or local governmental authority, including the filing of the Asset Acquisition Statement, Form 8594, with the Internal Revenue Service.

1.4 Independent Consideration.  Notwithstanding any term or provision of this Agreement to the contrary, Buyer hereby delivers to Seller an amount equal to One Hundred Dollars ($100.00) (the “Independent Consideration”) as independent consideration to Seller for having entered into this Agreement. The Independent Consideration shall be nonrefundable if the Closing does not occur for any reason related to a Buyer termination under this Agreement, or due to a failure of a Buyer condition to Closing under Section 6, and to the extent that this Agreement requires to any funds to be refunded to Buyer, any amount so refunded shall not include the Independent Consideration; provided, however, that the Independent Consideration

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shall be refunded to Buyer from Seller, as part of Buyer's damages, in the event of a default by Seller.
2. Liabilities and Contracts.

2.1 Liabilities and Contracts Assumed. Subject to all of the terms and conditions of this Agreement, at the Closing, Buyer shall assume and become responsible to pay, perform, and discharge, to the extent the same were not required to have been paid, performed or discharged by Seller prior to the Closing, the debts, obligations, contracts and liabilities of Seller set forth on Schedule 2.1 (“Assumed Liabilities”), which shall specifically include the following: (i) that certain Lease Agreement by and between Seller and Ledson Winery & Vineyard dated December 31, 2013; (ii) that certain Lease Agreement by and between Seller and Carlisle Winery & Vineyards, LLC, dated October 28, 2008; and (iii) that certain Grape Purchase Agreement by and between Seller and JUSTIN Vineyards & Winery LLC dba Landmark Vineyards, a Delaware limited liability company, as to the wine grapes growing on the Land.

2.2 Liabilities and Contracts Not Assumed By Buyer. Except as set forth in Section 2.1, Buyer shall not assume and shall not be liable for any debts or liabilities of Seller present prior to the Closing Date and related to the Property.

3. Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Power.  Seller is a limited liability company duly formed and validly existing under the laws of the State of California and qualified to do business in the State of California and Seller is duly qualified to enter into this transaction.

3.2 Authorization. Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby have all been duly and validly authorized by all necessary corporate action on the part of Seller and this Agreement is valid and binding upon Seller in accordance with its terms.

3.3 No Conflict or Violation.  Neither the execution nor delivery of this Agreement by Seller, nor compliance by Seller with any of the provisions hereof, nor the consummation by Seller of the transactions contemplated by this Agreement will result in or constitute any of the following: (1) a violation of or a conflict with any provision of the governing documents of Seller; or (2) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which it or its property is bound.

3.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person or entity, is required to be made or obtained by Seller in connection with the execution,

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delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

3.5 Compliance With Laws. To Seller’s knowledge, Seller is in compliance with all applicable laws, rules, ordinances, orders and regulations except where a failure to be in compliance would not result in a material adverse effect on the Property. Seller has not received any notice of any violation of any such law, rule, ordinance, order or regulation affecting the Property.

3.6 No Condemnation. Seller has not received written notice of any condemnation proceedings or threatened proceedings affecting the Property.
3.7 No Proceedings. There are no legal proceedings, litigation or claims pending or, to Seller’s knowledge, threatened affecting the Property.

3.8 No Prior Sale.  Seller has not previously sold, transferred or conveyed the Property and Seller has not entered into any executory contracts for the sale of the Property other than this Agreement, nor do there exists any rights of first refusals or options to purchase the Property.

3.9 Title and Access. Fee simple title to the Property is vested in Seller.

3.10 Water Rights.  To Seller’s knowledge, the Water Rights represent all necessary water rights (including grandfathered groundwater rights), well rights, and allotments required to continue the present operations on the Property, and all charges, filings, registrations and assessments related thereto have been made and are current.

3.11 Environmental Matters. To Seller’s knowledge:

(a) Seller has received no written notice of violation, administrative complaint, judicial complaint, or other formal or informal written notice alleging that conditions on the Property are or have been in violation of any Environmental Law, or informing Seller that the Property is subject to investigation or inquiry regarding the presence of Hazardous Substances on or about the Property or the potential violation of any Environmental Law.

(b) No environmental lien in favor of any governmental entity has attached to any of the Property.

As used in this Agreement: (1) “Environmental Law” means any federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or environmental conditions, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq.; the Clean Air Act, 42 U.S.C. Sections 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sections 3251, et seq.; and any other federal, state or local law, statute, ordinance, or regulation now in effect or

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hereafter enacted which pertains to health, industrial hygiene, or the regulation or protection of the environment, including, without limitation, ambient air, soil, groundwater, surface water, and/or land use; and (2) “Hazardous Substance” means any material, waste, substance, pollutant, or contaminant which may or could pose a risk of injury or threat to health of the environment, including, without limitation: (w) those substances included within the definitions of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “solid waste”, or “pollutant or contaminant” in, or otherwise regulated by any Environmental Law; (x) those substances listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101, including appendices and amendments thereto), or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and (y) such other substances, materials, or wastes which are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations.  Any reference in these definitions to statutory or regulatory sections shall be deemed to include any amendments to such sections and any successor sections.

Notwithstanding the foregoing, Buyer acknowledges that Seller has used certain Hazardous Substances in the normal course of its operation of the Property consistent with similar residential and/or agricultural real property in Sonoma County.

3.12 Material Changes.  If, prior to the Closing, Seller becomes aware of any fact or circumstance that would materially change a representation or warranty of Seller in this Agreement or would constitute a material adverse change in the Property, then Seller shall promptly give written notice of such changed fact or circumstance to Buyer.  If, prior to Closing, upon Seller’s notice or otherwise, Buyer notifies Seller in writing that Buyer has become aware of the material untruth or inaccuracy of, or facts or circumstances that would change materially, any representation or warranty of Seller in this Agreement or would constitute a material adverse change in the Property, then Buyer shall have the option of: (i) waiving such breach of representation or warranty or material adverse change in writing and completing its purchase of the Property pursuant to this Agreement; or (ii) terminating this Agreement and receiving the return of the Deposit (as defined below) as Buyer’s sole remedy prior to Closing.

3.13 As-Is Sale.  Except as explicitly warranted or represented in this Agreement, Seller makes no warranties, representations, or assurances relating to the Property, its ownership, or use.  Seller is transferring the Property “AS IS.”  It is acknowledged that Buyer has substantial experience in purchasing land for vineyard operation and development and is relying solely upon its own inspection, and its due diligence inspection, investigation, and testing rights referenced in Section 6 in purchasing the same.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS MAKING NO REPRESENTATIONS OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE INCLUDING ANY WARRANTIES WITH REGARD TO THE CONDITION OF THE PROPERTY OR ITS FITNESS FOR ANY INTENDED USE.  BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD, BUYER SHALL BE DEEMED TO HAVE BEEN AFFORDED THE OPPORTUNITY TO INSPECT THE PROPERTY ALONG WITH ALL DOCUMENTS AND INSTRUMENTS RELATED THERETO DISCLOSED IN THE PUBLIC RECORD OR DISCLOSED BY SELLER INCLUDING THOSE DOCUMENTS RELATING TO LAND USE ENTITLEMENTS AND

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PERMITS AND IS RELYING UPON ITS OWN INSPECTION OF THE FOREGOING IN PURCHASING THE PROPERTY.
4. Buyer’s Representations and Warranties. Buyer represents and warrants that:

4.1 Organization and Power. Buyer is a limited liability company duly organized and validly existing under the laws of Delaware.   Buyer has all requisite power and authority to own and purchase the Property.

4.2 Authorization. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.3 No Conflict or Violation. Neither the execution nor delivery of this Agreement by Buyer, nor compliance by Buyer with any of the provisions hereof, nor the consummation by Buyer of the transactions contemplated by this Agreement will result in or constitute any of the following: (1) a violation of or a conflict with any provision of the governing documents of Buyer; or (2) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party or by which it or its property is bound

4.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.5 Financial Status. Buyer has sufficient financial resources to pay the Purchase Price and to satisfy all of its obligations hereunder.
5. Seller’s Obligations Before Closing. Seller covenants that from the date of this Agreement until the Closing:

5.1 Conduct in Normal Course. Seller shall operate the Property only in the usual, regular, and ordinary manner as was conducted prior to the Effective Date. Seller shall not make any material physical changes to the Property, Improvements or Vineyard Assets.  Seller shall not allow any approvals reasonably necessary for the operation of the Property to lapse or be relinquished.  Seller shall comply with all laws with respect to the Property.

5.2 Existing and New Agreements. Seller shall not terminate or modify any contract or lease and shall not enter into any new contract, lease, encumbrance or sale agreement, or other agreement which would be assumed by Buyer at the Closing or which would otherwise affect the Property, without the prior written consent of Buyer, which may be withheld at Buyer’s sole discretion

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5.3 Preservation of Insurance. Seller shall at all times maintain in full force and effect all insurance held by Seller on or in respect of the Property in the full amounts in effect as of the Effective Date.

5.4 Licenses and Permits.  Seller agrees to maintain any licenses or permits currently held in connection with Seller’s operation of the Property, to file timely all renewal applications and other filings required by governmental authorities to preserve licenses and permits in effect and to pay timely all fees and charges in connection therewith that are required to keep such licenses and permits in full force and effect, and not to apply for, join in, or acquiesce in, any change in zoning, platting or similar public land use matters specifically related to the Property or any laws specifically relating to the Property.

5.5 Notices. Seller shall advise Buyer promptly in writing of any fact which, if known as of the Effective Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or which makes or is reasonably likely to make any of the representations and warranties of Seller made pursuant to this Agreement false or misleading.

5.6 Marketing. Seller shall not market the Property for sale, solicit or accept offers for the purchase of the Property or negotiate with any party, other than Buyer, for the sale of the Property.

6. Conditions Precedent to Buyer’s Performance. The obligations of Buyer to purchase the Property under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, which conditions are for the sole benefit of Buyer and may be waived only by Buyer:

6.1 Accuracy of Seller’s Representations and Warranties. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement, or in any written statement that shall be delivered to Buyer by it under this Agreement, shall be true on and as of the Closing Date as though made at that time.

6.2 No Material Adverse Change. There shall not have been any pending or threatened material claims or litigation affecting the Property. There shall not have been any material adverse change to the Property.

6.3 Due Diligence. Buyer shall have completed its due diligence investigation of the Property to Buyer’s satisfaction, as provided herein:

(a) During the period beginning on the Effective Date, and terminating at 5:00 p.m. (Pacific Daylight Saving Time) forty-five  (45) days after the Effective Date (the “Due Diligence Period”), Buyer and Buyer’s representatives shall have the opportunity to complete, and shall have completed to Buyer’s satisfaction and approval, at Buyer’s sole discretion, a review and inspection of the Property.  In the event Buyer does not receive a complete appraisal of the Property prior to expiration of the Due Diligence Period, then Buyer may, at its option, extend the Due Diligence Period for another thirty (30) days upon written notice to Seller.

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(b) Buyer shall order a preliminary title report upon the opening of the Escrow.  Buyer shall give written notice to Seller of those exceptions to which Buyer objects within twenty (20) days of receipt of such report. If Buyer objects to any exceptions to the title, Seller shall use commercially reasonable efforts to remove such exceptions at its own expense prior to end of the Due Diligence Period, or with Buyer’s written consent, prior to the Closing Date.  Seller will give Buyer written notice of the exceptions Seller is not able or willing to remove within seven (7) days following receipt of Buyer’s notice (the “Non-Removal Exceptions”).  If Buyer is not willing to accept title subject to the Non-Removal Exceptions, Buyer may terminate this Agreement, in which event the Deposit will be returned to Buyer.  If any new title or similar matters (i.e., matters not shown on the initial preliminary title report or that would by shown by an accurate survey) are disclosed by a subsequent preliminary title report and such new title or similar matter is not acceptable to Buyer, Buyer shall so notify Seller in writing within two (2) business days after receiving written notice of such new title report, in which event Seller shall, at its discretion, use commercially reasonable efforts to remove such exceptions at its own expense prior to end of the Due Diligence Period, or with Buyer’s written consent, prior to the Closing Date.  Seller will give Buyer written notice as to which of those exceptions are Non-Removal Exceptions within two (2) business days following receipt of Buyer’s notice. If Buyer is not willing to accept title subject to the Non-Removal Exceptions, Buyer may terminate this Agreement, in which event the Deposit will be returned to Buyer.  Regardless of whether Buyer delivers any objection to title, Seller shall remove at or prior to Closing, as defined herein, all monetary liens that encumber the Property, which Buyer has not expressly assumed.  All exceptions to title shown on the preliminary title report, other than (i) monetary liens, and (ii) those exceptions to which Buyer has objected that are not Non-Removal Exceptions, are referred to herein as the “Permitted Exceptions.”

(c) Seller shall deliver to Buyer within five  (5) business days after the Effective Date, copies of the materials described on Schedule 6.3(c) to the extent such materials are in Seller’s possession or readily obtainable by Seller.  Seller promptly shall provide to Buyer any supplemental, additional or new information received or discovered by Seller relating to any of the documents and materials delivered pursuant to this Section 6.3(c).  During the Due Diligence Period and with reasonable advance notice to Seller (no less than twenty-four (24) hours), Buyer, its agents and representatives are entitled to inspect, and Seller will make available to Buyer, any other material documents relating to the Property (if any) in Seller's possession or reasonably obtainable by Seller within such period.  All of the information and materials provided to Buyer by Seller pursuant to this Section 6.3(c) is referred to herein as the “Property Information.”

(d) During the Due Diligence Period, with reasonable advance notice (no less than twenty-four (24) hours) to Seller, Buyer, its agents, representatives, and consultants may enter onto the Property during reasonable hours to perform any and all inspections and tests as desired. Buyer shall coordinate all site visits with Seller and Seller may cause its agents, representatives, and consultants to accompany Buyer’s agents, representatives, and consultants on any site visits. Buyer shall promptly pay when due the costs of all tests, investigations, studies, and examinations done with regard to the Property. Buyer shall not permit any liens to attach to the Property by reason of its tests, investigations, studies, and examinations done with regard to the Property. Buyer shall, at its sole cost, fully repair any damage to the Property caused by its inspections, tests, or studies at the Property. In performing its examinations and

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inspections of the Property, Buyer shall use its best efforts to minimize any interference with the Seller’s use of the Property.

(e) Buyer will indemnify, defend, and hold Seller and Seller’s officers, directors, members, managers, representatives, agents, and employees, free and harmless from any and all claims, actions, causes of action, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs) arising out of or in any way related to the activities of Buyer arising out of or in any way connected with the Buyer's inspection or investigation of the Property and Seller’s liabilities, including, but not limited to any damage or liability arising out of any environmental inspection or investigation.

(f) If, prior to the expiration of the Due Diligence Period, Buyer notifies Seller in writing that Buyer disapproves of its investigations for any reason, or Buyer fails to send any written notice to Seller approving Buyer’s investigations, the investigations will be deemed disapproved, the Deposit shall be returned to Buyer, and Buyer shall have no obligation to purchase the Property. If Buyer notifies Seller in writing before the end of the Due Diligence Period that Buyer approves of its investigations, this condition will be deemed satisfied.

6.4 Title Policy.  At Closing, the Escrow Agent shall be irrevocably committed to issue a 2006 ALTA extended coverage owner’s policy of title insurance in the amount of the Purchase Price insuring fee title to the Land, subject only to the Permitted Exceptions, together with all of Buyer’s endorsements thereto, the cost and expense of any such endorsements shall be paid by Buyer (the “Title Policy”).

6.5 Seller’s Performance. Seller shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

7. Conditions Precedent to Seller’s Performance. The obligations of Seller to sell and transfer the Property under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions.

7.1 Accuracy of Buyer’s Representations and Warranties. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

7.2 Buyer’s Performance. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

8. Escrow and Closing.

8.1 Opening of Escrow. Within two (2) business days of the Effective Date of this Agreement, Buyer and Seller shall open an escrow (“Escrow”) with First American Title Company (located at 1850 Mt. Diablo Boulevard, Suite 300, Walnut Creek, CA 94596, Attention: Liz Treangen) (the “Escrow Agent”). Buyer shall deliver a fully executed counterpart

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of this Agreement to Escrow Agent. This Agreement shall constitute escrow instructions to Escrow Agent. The parties shall execute such additional escrow instructions, not inconsistent with this Agreement, as Escrow Agent and the parties shall deem necessary, including the general provisions of Escrow Agent. In the event of any conflict between this Agreement and such additional escrow instructions, the terms of this Agreement shall govern.

8.2 Deposit. Within five  (5) business days following the Effective Date, Buyer shall deposit into Escrow, a deposit of Fifty Thousand Dollars ($50,000.00) (together with interest thereon, collectively, the “Deposit”). If Buyer does not approve of the results of its investigation of the Property pursuant to Section 6 above, then Escrow Agent shall return the Deposit to Buyer, and no Closing shall occur. If Seller is ready, willing and able to close, and all the conditions to Buyer’s closing have been satisfied, then, if Buyer defaults and does not purchase the Property, the Deposit shall be delivered to Seller pursuant to Section 9.3 below. If Closing fails to occur for any other reason, the Deposit shall be delivered to Buyer pursuant to Section 9.2 below. At the Closing, the entire Deposit will be delivered to Seller and shall be credited against the Purchase Price.

8.3 Balance of Purchase Price. On the day of Closing, Buyer shall deposit with Escrow Agent, by wire transfer of immediately available funds, the sum of the Purchase Price, less the Deposit, plus Buyer’s share of the Closing costs, prorations and adjustments, as set forth in Section 8.5.

8.4 Time and Place. The transfer of the Property by Seller to Buyer (the “Closing”) shall be deemed to have occurred on the date that the Grant Deed (as defined below) is recorded in the Official Records of the Sonoma County Recorder (the “Official Records”) and shall be conducted through the Escrow fifteen  (15) days after expiration of the Due Diligence Period, or at such other time and other place as the parties may agree to in writing (the “Closing Date”).

8.5 Prorations and Adjustments at Closing. The following items shall be credited, debited, or otherwise adjusted as of the Closing Date between Seller and Buyer, and the resulting calculation shall be an adjustment to the cash portion of the Purchase Price payable at the Closing and, where appropriate, such adjustments shall be made on the basis of a year of twelve (12) months, thirty (30) days to the month, Seller to have the last day, unless otherwise provided:

(a) All transfer taxes and the cost of title insurance premiums for standard coverage under the Title Policy shall be paid by Seller;
(b) Any escrow, recording fees, and the cost of any title policy endorsements and/or title insurance premiums for extended coverage under the Title Policy shall be paid by Buyer;

(c) General personal property and ad valorem taxes and assessments, reclamation district fees, bonds, assessments, and any improvement or other bonds encumbering the Property, for the current tax year for the Property, shall be prorated as of the Closing Date;

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(d) Any accounts payable shall be prorated as of the Closing Date; and
(e) Utility charges, if any, and such other items that are customarily prorated in transactions of this nature, shall be prorated as of the Closing Date.
8.6 Obligations at Closing.
(a) At the Closing, Seller shall deliver the Property or cause the Property to be delivered to Buyer free and clear of all parties in possession;

(b) At the Closing, Seller shall also deliver or cause to be delivered to Buyer any and all other such documents necessary to consummate this Agreement and the transactions contemplated herein, including but not limited to the following:

1. Grant Deed substantially in the form as set forth in Schedule 8.6(b)(i) (the “Grant Deed”);
2. Certificate of Non-Foreign Status substantially in the form as set forth in Schedule 8.6(b)(ii);
3. Assignment and Assumption of Contracts substantially in the form as set forth in Schedule 8.6(b)(iii) (the “Assignment and Assumption of Contracts”);
4. Assignment and Assumption of Lease Agreement substantially in the form as set forth in Schedule 8.6(b)(iv) (the “Assignment and Assumption of Lease Agreement”);

5. A California Form 593-C Withholding Certificate, certifying that no withholding is required, and any other documents, instruments or agreements reasonably necessary to effectuate the transfer of the Property to Buyer;

6. A Bill of Sale substantially in the form set forth in Schedule 8.6(b)(vi) (the “Bill of Sale”);
7. An owner’s affidavit in the form required by the Escrow Agent;
8. Seller’s share of the amounts due from Seller under Section 8.5 or instructions to Escrow Agent to deduct such amounts from the Purchase Price; and
9. Any other documents, instruments or agreements reasonably necessary to effectuate the transfer of the Property to Buyer.

(c) At the Closing, Buyer shall deliver or cause to be delivered to Seller the Purchase Price, less the Deposit, and any and all other such documents necessary to consummate this Agreement and the transactions contemplated herein, including but not limited to the following:

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(i) Assignment and Assumption of Contracts;
(ii) Assignment and Assumption of Lease Agreement;
(iii) Bill of Sale; and
(iv) Any other documents, instruments or agreements reasonably necessary to effectuate the transfer of the Property to Buyer.

3.7 Closing Procedures. Escrow Agent shall proceed to close when each party has delivered into escrow all of the funds and documents required by this Agreement, the Escrow Agent is irrevocably committed to issue the Title Policy, and all contingencies and conditions set forth in this Agreement have been satisfied or waived. Escrow Agent shall close the transaction by taking the following actions in the following order: (a) record the Grant Deed; (b) issue the Title Policy to Buyer; (c) deliver the balance of the Purchase Price to Seller; and (d) deliver to Buyer a conformed copy of the Grant Deed and originals of all of the other documents set forth in Section 8.6.

3.8 Buyer’s Title. Buyer shall be permitted to instruct Escrow Agent to deliver title to the Property to one or more persons or entities affiliated with Buyer, at Buyer’s sole discretion.

3.9 Possession. Seller shall deliver physical possession of the Property with keys to all locks, alarms and automatic doors and gates, if any, to Buyer or Buyer’s agents not later than 12 p.m. as of the Closing Date.

3.10 Further Assurances. Seller, at any time before or after the Closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer, at no cost or expense of Seller, for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer the Property.

3.11 Farm Products.  Buyer and Seller acknowledge and agree that any and all growing crops or farm products, including without limitation the wine grape crop, located on the Property as of the Closing Date and any and all profits derived therefrom, shall remain the sole property of Seller.

9. Further Covenants.

9.1 Confidentiality. Buyer agrees that Buyer and its representatives will hold in strict confidence, and will not use to the detriment of Seller, all data and information with respect to the Property obtained in connection with this transaction or Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller all that data and information that Seller may reasonably request, including, but not limited to, worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

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9.2 Seller Default. If Seller shall have failed to close escrow and sell the Property to Buyer on the terms and provisions contained herein within the time for performance as specified herein or otherwise breaches any Seller obligation under the terms of this Agreement, Buyer’s sole remedy shall be either (but not both) (i) Buyer shall have the right to seek specific performance; or (ii) the return of the Deposit, together with the reimbursement by Seller of Buyer’s out of pocket expenses incurred in conducting its due diligence and otherwise performing under this Agreement up to the maximum amount of $25,000.00 (with Buyer thereby waiving any other remedy, including specific performance, which Buyer may have against Seller). In the event Buyer elects to seek specific performance, the parties hereto agree that specific performance would be an appropriate remedy in response to a default by Seller under this Agreement. In no event shall Buyer be entitled to any consequential, special or punitive damages.  Nor shall any officer, director, member, manager, employee, or affiliate be personally liable for any default by Seller of its obligations hereunder.

9.3 Buyer Default – Liquidated Damages.

(a)If the Closing fails to occur solely as a result of Buyer’s default in its obligation to close the purchase of the Property on the Closing Date, Seller shall retain the Deposit as full, agreed and liquidated damages, as Seller’s sole legal and equitable remedy with respect to such Buyer default.

(b)THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT IN THE EVENT OF A DEFAULT BY BUYER IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE REAL PROPERTY ON THE CLOSING DATE, SELLER’S ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES, AND THAT SUCH AMOUNT IS NOT UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: (1) SELLER WILL INCUR ADMINISTRATIVE COSTS IN THE NEGOTIATION AND REVIEW OF THIS AGREEMENT AND OTHER DOCUMENTS RELATING TO THIS TRANSACTION, (2) CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT SUBSTANTIALLY IN EXCESS OF THE DEPOSIT MAY BE INCURRED BY SELLER IF THE SALE OF THE REAL PROPERTY CONTEMPLATED HEREBY IS NOT COMPLETED; AND (3) SELLER IS ENTERING INTO THIS AGREEMENT WITH BUYER IN RELIANCE UPON BUYER’S COMMITMENT TO PURCHASE THE REAL PROPERTY FROM SELLER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

Seller’s InitialsBuyer’s Initials

/s/ MC/s/ PD

9.4 Seller Indemnity.

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(a)Indemnification. After the Closing, Seller shall indemnify, protect, defend and hold Buyer, and its successors and assigns (the “Indemnified Buyers”) harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorneys’ fees, incurred or suffered by the Indemnified Buyers that arise from, result from, or relate to any breach of, or failure by Seller to perform, any representation, warranty, covenant or agreement of Seller in this Agreement.

(b)Opportunity of Seller to Defend. Indemnified Buyers shall promptly notify Seller of the existence of any claim, demand or other matter to which the indemnification obligations of Seller would apply, and shall give Seller a reasonable opportunity to defend the same at the expense of Seller and with counsel selected by Seller and acceptable to Indemnified Buyers; provided, however, that Indemnified Buyers shall at all times also have the right, but not the obligation, to fully participate in the defense at the expense of Indemnified Buyers. If Seller shall, within a reasonable time after this notice, fail to defend, Indemnified Buyers shall have the right to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of Seller. If the claim is one that cannot by the nature of such claim be defended solely by Seller (including, without limitation, any federal or state tax proceeding), then Indemnified Buyers shall make available and cause to be made available all information and assistance that Seller may reasonably request. In any such event, Indemnified Buyers shall have the right to participate in the defense of any such asserted liability and at any point may require the compromise and settlement thereof at the expense of Seller and at the risk of Seller.

(c)Survival of Representations and Warranties.  Notwithstanding any other provision of this Agreement, Seller shall not be liable to Indemnified Buyers on any warranty, representation, or covenant made by Seller in this Agreement, or under any of its indemnities in this Agreement, if Indemnified Buyers first notice to Seller occurs more than six (6) months following the Closing Date.

(d)Monetary Limitations.  Notwithstanding anything herein to the contrary, in seeking indemnification for damages under Section 9.4(a), (i) the indemnification obligations of Seller shall not be effective until the aggregate dollar amount of all damages that would otherwise be indemnifiable pursuant thereto exceeds One Hundred Thousand Dollars ($100,000), at which point the Indemnified Buyers shall only be entitled to recover damages in excess of such amount, and (ii) the maximum cumulative aggregate total liability of Seller for its indemnification liabilities under Section 9.4(a) shall not exceed Six Hundred Thousand Dollars ($600,000); provided,  however, that the foregoing limitation on Seller's indemnification liabilities shall not apply to any indemnification claim by any Indemnified Buyers relating to any fraud or willful misconduct by Seller.

9.5 Buyer’s Indemnity. Buyer agrees to indemnify and hold harmless Seller against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities that Seller shall incur by reason of Buyer’s breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, from and after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of Buyer under

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any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date.
9.6 Fees and Expenses.

(a) Broker’s Fees. Buyer and Seller each represent and warrant to the other that no brokerage commission, finder’s fee, or other compensation is due or payable with respect to the transaction contemplated hereby, except for D.A. Murray & Company (“Broker”).    If and only if the Closing takes place, Seller shall be solely responsible for paying to Broker a commission in accordance with a separate agreement, in connection with the transactions contemplated by this Agreement.  Seller and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

(b) Expenses. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

9.7 Residence.  Buyer acknowledges and agrees that the tenant presently residing in the house located on the Land will be allowed to remain in the residence for a period commencing on the Closing Date and expiring on December 31, 2014.  As additional consideration under this Agreement, no rent shall be paid during this period.

10. General Provisions.

10.1 Entire Agreement. This Agreement and the agreements attached as exhibits contains the entire agreement between the parties, and supersedes all prior negotiations, drafts, and other understandings, which the parties may have had concerning the subject matter hereof.

10.2 Successors. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors, executors, administrators and assigns of the parties hereto.  Notwithstanding anything herein to the contrary, Buyer shall have the right to assign this Agreement to one or more persons or entities affiliated with Buyer (“Assignee”); provided, that Assignee shall assume all the obligations of Buyer under this Agreement.

10.3 Amendments. This Agreement may not be amended or modified except by written documents signed by all parties.

10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any provision of this Agreement is held to be prohibited by, or invalid under, applicable law, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

10.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument. All such counterparts together shall constitute one and the same Agreement.

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10.6 Headings. The titles and headings of the various sections of this Agreement have been inserted only for convenience of reference. They are not part of this Agreement and may not be used to construe or interpret any of the terms hereof.

10.7 Notice. Any notice, demand, request, consent or other communication which either party desires or is required to give to any other party shall be in writing and shall be deemed to have been given when either: (a) delivered in person, or (b) received upon delivery by overnight courier or first-class registered or certified mail, postage pre-paid, return receipt requested, addressed to such party at the address set forth following each party’s signature to this Agreement. Either party may designate another address for itself at any time upon written notice to the other party.

10.8 Fax or Electronic Transmission. The facsimile or electronic transmission of a signed copy of this Agreement or any amendment thereto to the other party or his agent, followed by faxed or electronic acknowledgment of receipt, shall constitute delivery of such document.

10.9 Expense of Enforcement. If any action, proceeding or litigation is commenced to enforce any provision of this Agreement, then the prevailing party shall be entitled to be reimbursed by the unsuccessful party for all costs incurred in connection with such action, proceeding or litigation, including a reasonable allowance for attorneys' fees and costs, which amount shall be added to and become part of the final decision in such matter.

10.10 Interest. Any sum owing to any party under the provisions of this Agreement which is not paid when due shall bear interest at the rate of five percent (5%) per annum from the date written notice specifying such nonpayment is served on the defaulting party until the date such sum is paid.

10.11 Jurisdiction and Venue. The parties acknowledge and agree that the sole venue and exclusive forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement shall be the state courts located in Santa Rosa, California and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to principles of conflict of laws.

10.13 Survival.  Except as specifically provided in the Agreement, the terms and provisions hereof which by their terms provide that they survive, and any other term which, by its nature, would need to survive to give the full effect thereto, shall survive the Closing and delivery and/or recordation of the Grant Deed, and shall not be merged with the Grant Deed, and shall survive any termination of this Agreement.

10.14 Risk of Loss. If, before the Closing Date, any action or proceeding is  commenced for the condemnation or exercise of the rights of eminent domain of the Property or any portion of it, or if Seller is notified by any condemning authority of the intent to commence

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such action or proceeding (“Condemnation”), then Buyer may either (a) terminate this Agreement or (b) proceed with the Closing without modifying the terms of this Agreement and without reducing the Purchase Price, on the condition that Seller must assign and turn over, and Buyer shall be entitled to keep, all awards for the Condemnation that accrue to Seller. Seller may not negotiate, resist, or stipulate to any Condemnation without Buyer’s written consent. Seller shall notify Buyer of any notice of Condemnation of all or any portion of the Property within five (5) days after the receipt of this notice (“Condemnation Notice”), and Buyer shall exercise its option(s) as provided in this Section 10.14 within ten (10) days after receipt of the Condemnation Notice.  If necessary, the Closing Date shall be extended to give Buyer the full ten (10) day period to make such election.   If, before the Closing Date, any damage or destruction of the Property or any portion of it shall have occurred as a result of fire or other casualty (collectively, “Damage”), then within five (5) days after determination of the amount of the Insurance Proceeds (as defined below), Buyer shall elect either (a) for Seller to give Buyer a credit to the Purchase Price for the entire amount of such Uninsured Loss (as defined below), if any, and assign to Buyer the right to collect any Insurance Proceeds (as defined below) with respect to such Damage or (b) to terminate this Agreement.  For purposes of this Section 10.14, “Uninsured Loss” shall mean the difference between (i) the sum of the actual cost necessary for the Seller to fully repair the Damage, as determined by a qualified insurance adjuster selected by the insurance carrier providing insurance for the Property, and (ii) the total amount of “Insurance Proceeds,” which means the proceeds from any and all insurance with respect to the Property or to such loss actually received by Buyer, including, without limitation, fire and casualty and liability insurance. Uninsured Losses may arise because of self-insurance, deductible amounts under policies, proceeds of policies insufficient to cover the loss, risks not insured for, or otherwise.  If any Damage to the Property occurs, the Closing Date shall be extended accordingly until the amount of the Insurance Proceeds is determined and Buyer has made the election permitted under this Section 10.14.

(SIGNATURES CONTAINED ON FOLLOWING PAGE)

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first set forth above.

BUYER:

PINE RIDGE WINERY, LLC,

a  Delaware limited liability company,

doing business as Crimson Wine Group

By:/s/ Patrick DeLong

Name:Patrick DeLong

Its:Chief Financial and Operating Officer

Address for Notice:

2700 Napa Valley Corporate Drive, Suite B

Napa, CA  94558

SELLER:

SILVERADO SONOMA VINEYARDS, LLC,

a California limited liability company

By:/s/ Mark E. Couchman

Name:Mark E. Couchman

Its:Manager

Address for Notice:

855 Bordeaux Lane, Suite 100

Napa, CA 94558

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